                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                                 SpectRx, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 SPECTRX, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2001

                             ---------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the 2001 annual meeting of stockholders of SpectRx, Inc., a Delaware corporation, will be held on Wednesday, May 23, 2001 at 10:00 a.m., local time, at the Drury Inn located at 5655 Jimmy Carter Blvd., Room 111, Norcross, Georgia 30071 for the following purposes:

          1. To elect directors of SpectRx.

          2. To ratify the appointment of Arthur Andersen LLP as SpectRx's independent auditors for the 2001 fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment of the annual meeting.

     These matters are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on April 5, 2001 are entitled to notice of and to vote at the annual meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                                           By Order of The Board of Directors

                                           Mark A. Samuels
                                           Chairman, Chief Executive Officer
                                           and Director

Norcross, Georgia
April 30, 2001

                                 SPECTRX, INC.
                             ---------------------

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of SpectRx, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held Wednesday, May 23, 2001 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes listed in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the Drury Inn located at 5655 Jimmy Carter Blvd, Norcross, Georgia 30071. Our principal executive offices are located at 6025A Unity Drive, Norcross, Georgia 30071, and our telephone number at our principal office is (770) 242-8723.

     This proxy statement is being mailed on or about April 30, 2001 to all stockholders entitled to vote at the annual meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record of our common stock, par value $.001 per share, at the close of business on April 5, 2001, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share held as of the record date. At the record date, 8,520,773 shares of our common stock were issued and outstanding and held of record by 104 stockholders.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

SOLICITATION

     We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections with the assistance of our transfer agent. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting. For this annual meeting, once a quorum is present, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required under Delaware law for approval of proposals presented to stockholders, except that the directors will be elected by a plurality of votes.

     The inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum. These shares, however, will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Abstentions, therefore, will have the same effect as a vote against the proposal. Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

        - FOR the election of the six persons named in this proxy statement as the board of directors' nominees for election to the board of directors; and

        - FOR the ratification of the appointment of Arthur Andersen LLP as our independent auditors.

No business other than that listed in this proxy statement is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter, those shares will not be considered as present with respect to that matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 2002 ANNUAL MEETING

     We must receive proposals of our stockholders which are intended to be presented by stockholders at the 2002 annual meeting at our principal executive offices no later than January 1, 2002 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2002 annual meeting, if that stockholder fails to notify us in the manner just described by March 16, 2002, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2002 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

INDEPENDENT AUDITORS

     Arthur Andersen LLP are our current independent auditors. Representatives of Arthur Andersen are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

  Audit Fees

     Arthur Andersen LLP has billed us $63,000, in the aggregate, for professional services it rendered for its audit of our annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2000.

  Financial Information Systems Design and Implementation Fees

     There were no financial information design and implementation fees as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for services rendered by Arthur Andersen during the fiscal year ended December 31, 2000.

  All Other Fees

     Arthur Andersen LLP has billed us $8,000, in the aggregate, for all other services it rendered during the fiscal year ended December 31, 2000.

     The audit committee has considered whether the provision of information technology services and other non-audit services to us by Arthur Andersen is compatible with maintaining their independence.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of these forms received by us, we believe that, with respect to fiscal year 2000, other than Walter Pavlicek, who failed to timely file one Form 3 at the time he first became an officer, our other officers, directors and 10% stockholders were in compliance with all applicable filing requirements.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table lists information regarding the beneficial ownership of our common stock as of March 31, 2001 by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock,
(ii) each director, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 6025A Unity Drive, Norcross, Georgia 30071.

                                                                AMOUNT &
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP(1)    CLASS(2)
------------------------------------                          ------------   ----------
Entities affiliated with Hillman Medical Ventures(3)
  (Charles G. Hadley)
  824 Market Street Suite 900
  Wilmington, DE 19801......................................   1,878,046        22.0%
Noro-Moseley Partners
  4200 Northside Parkway
  Building 9
  Atlanta, GA 30327.........................................     863,456        10.1%
Abbott Laboratories
  100 Abbott Park Road
  Abbott Park, IL 60064.....................................     500,143         5.9%
Keith D. Ignotz(4)..........................................     594,633         6.8%
Mark A. Samuels(5)..........................................     570,890         6.5%
Thomas H. Muller, Jr.(6)....................................     149,595         1.7%
Richard L. Fowler(7)........................................      67,612           *
Mark Faupel(8)..............................................      73,895           *
Earl Lewis(9)...............................................       6,875           *
William Zachary(10).........................................      16,171           *
Chris Monahan(11)...........................................       1,458           *
All directors and executive officers as a group(11
  persons)(12)..............................................   3,424,849        36.5%

---------------

 (*) Less than 1%
 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
 (2) Percentage ownership is based on 8,520,773 shares of common stock outstanding as of March 31, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after March 31, 2001, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Consists of 5,208 shares held by Mr. Hadley subject to stock options that are exercisable within 60 days of March 31, 2001, 82,637 shares held by Wilmington Interstate Corporation, 75,000 shares held by Hillman Medical Ventures 1997 L.P., 423,102 shares owned by Hillman Medical Ventures 1996 L.P., 101,860 shares owned by Hillman Medical Ventures 1995 L.P., 275,953 shares owned by Hillman Medical Ventures 1994 L.P., 714,286 shares owned by Hillman Medical Ventures 1993 L.P. and 200,000 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A Dated 11/18/85 The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. of which Charles Hadley, one of our directors, Hal S. Broderson and Ronald
     J. Brenner are the general partners, and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is an indirect wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. Wilmington Securities Corporation is an indirect wholly-owned subsidiary of The Hillman Company. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, trustees of the Henry L. Hillman Trust, which trustees may be deemed the beneficial owners of all the shares except those subject to options owned by the Hillman Medical Ventures partnerships.
 (4) Consists of 370,629 shares held by Mr. Ignotz and 224,004 shares subject to stock options that are exercisable within 60 days of March 31, 2001.
 (5) Consists of 286,386 shares held by Mr. Samuels and 284,504 shares subject to stock options that are exercisable within 60 days of March 31, 2001.
 (6) Consists of 9,131 shares held by Mr. Muller and 140,464 shares subject to stock options that are exercisable within 60 days of March 31, 2001.
 (7) Consists of 9,476 shares held by Mr. Fowler and 58,136 shares subject to stock options that are exercisable within 60 days of March 31, 2001.
 (8) Consists of 73,895 shares held by Mr. Faupel subject to stock options that are exercisable within 60 days of March 31, 2001.
 (9) Consists of 6,875 shares held by Mr. Lewis subject to stock options that are exercisable within 60 days of March 31, 2001.
(10) Consists of 10,963 shares held by Mr. Zachary and 5,208 shares subject to stock options that are exercisable within 60 days of March 31, 2001.
(11) Consists of 1,458 shares held by Mr. Monahan subject to stock options that are exercisable within 60 days of March 31, 2001.
(12) Consists of 2,560,711 shares held by the directors and executive officers and 864,138 shares subject to stock options that are exercisable within 60 days of March 31, 2001.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     A board of six directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. We do not expect that any nominee will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person's successor has been elected.

     The nominees for director, who are all incumbent, are as follows:

                                                                                              DIRECTOR
NAME                                AGE                 POSITION WITH SPECTRX                  SINCE
----                                ---                 ---------------------                 --------
Mark A. Samuels...................  43    Chairman, Chief Executive Officer and Director        1992
Keith D. Ignotz...................  53    President, Chief Operating Officer and Director       1992
Charles G. Hadley.................  44    Director                                              1993
Earl R. Lewis.....................  57    Director                                              1998
William E. Zachary, Jr............  58    Director                                              1999
Chris Monahan.....................  62    Director                                              2000

     Mark A. Samuels has served as a member of our board of directors and as our chief executive officer since co-founding SpectRx in 1992. Prior to that time, Mr. Samuels was a founder of Laser Atlanta Optics, Inc., an optical sensor company, where he held the position of president and chief executive officer until 1992. While at Laser Atlanta Optics, Mr. Samuels focused on the development of commercial and medical applications of electro-optics. Mr. Samuels earned a B.S. in Physics and a M.S. in Electrical Engineering from Georgia Institute of Technology.

     Keith D. Ignotz has served as a member of our board of directors and as chief operating officer since co-founding SpectRx in 1992. Prior to that time, Mr. Ignotz was president of Humphrey Instruments SmithKline Beckman (Japan), president of Humphrey Instruments GmbH (Germany), and senior vice president of Allergan Humphrey Inc., a $100 million per year medical company. Mr. Ignotz is a member of the board of directors of Vismed, Inc., an ophthalmic diagnostic products company, doing business as Paradigm, and Pennsylvania College of Optometry. Mr. Ignotz earned a B.A. in Sociology and Political Science from San Jose State University and a M.B.A. from Pepperdine University.

     Charles G. Hadley has served as a member of our board of directors since 1993. Since 1988, Mr. Hadley has been general partner of Cashon Biomedical Associates, L.P., which is the managing general partner of the Hillman Medical Ventures partnerships. These venture firms focus on early stage medical technology. Mr. Hadley earned a B.A. from George Washington University and a J.D. and M.B.A. from Stanford University.

     Earl R. Lewis has served as a member of our board of directors since July 1998. Mr. Lewis is president, chief executive officer, and chairman of the board of directors of FLIR Systems, Inc., a manufacturer of thermal imaging and broadcast camera systems for a wide variety of applications in the commercial and government markets. Prior to joining FLIR in 2000, Mr. Lewis was president and chief executive officer of Thermo Instruments Systems, Inc. He served in various capacities with Thermo Instrument Systems, since 1986. Thermo Instrument Systems develops, manufactures and markets analytical instruments used to identify complex compounds as well as instruments used to image, inspect and measure various industrial processes and life sciences phenomena. Mr. Lewis is a member of the board of directors of Spectra Physics Laser, Inc., IGI, Inc. and Harvard Bioscience, Inc.

     William E. Zachary, Jr. has served as a member of our board of directors since April 1999. Since 1971, Mr. Zachary has been a member with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding member. He served on the Investigative Panel of the State Bar of Georgia Disciplinary Board from 1997 to 2000. Mr. Zachary was a founder and was chairman of the board of directors of Bank Atlanta from 1986 to 2000, at which time Bank Atlanta merged with Branch Bank & Trust Company. Mr. Zachary is a qualified arbitrator for the New York and American Stock Exchanges and the National Association of Securities Dealers, Inc.

     Chris Monahan has served as a member of our board of directors since October 2000. Mr. Monahan has been a private investor since 1998, following a 38-year career in the medical industry. Most recently, Mr. Monahan served as the divisional vice president and general manager in the Diagnostics Division of Abbott Laboratories, from 1992 to 1998. From 1988 to 1992 he served as president of Unipath, a division of the Unilever Co., responsible for its worldwide hematology business and marketing of the U.S. Clearview Rapid Assay line. From 1981 to 1988, Mr. Monahan was president and chief executive officer of Sequesta Turner Corp. Mr. Monahan earned a B.A. from the University of Notre Dame.

VOTE REQUIRED

     The six nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

     Our board of directors held four meetings during the fiscal year ended December 31, 2000. No director attended fewer than 75% of the meetings of the board of directors and the committees on which he served during the fiscal year ended December 31, 2000. The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The audit committee consists of directors Hadley, Lewis and Zachary. The board of directors has adopted a written audit committee charter, a copy of which is attached as Appendix A to this proxy statement. All members of the audit committee are independent as defined in Rule 4200(a)(14) of the Nasdaq Stock Market's listing standards. The audit committee is responsible for reviewing the results and scope of the audit and other services provided by our independent auditors. The audit committee held two meetings during the last fiscal year.

     The compensation committee consists of directors Hadley and Lewis. The compensation committee reviews and makes recommendations to the board concerning salaries and incentive compensation for our employees and administers our equity incentive plans. The compensation committee held one meeting during the last fiscal year.

DIRECTOR COMPENSATION

     Nonemployee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended, up to a maximum of $20,000 per year. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. Nonemployee directors may be granted options to purchase common stock under our 1995 stock plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee makes recommendations concerning salaries, incentives and other forms of compensation for our directors, officers and other employees, subject to ratification by the full board of directors. The compensation committee also administers our various stock plans. Presently, Charles G. Hadley and Earl R. Lewis comprise the compensation committee. No member of the compensation committee has been an officer or employee of SpectRx or had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table lists specified compensation we paid during each of the fiscal years ended December 31, 1998, 1999 and 2000 to the chief executive officer and our four other most highly compensated executive officers in 2000:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                          SECURITIES
                                              ANNUAL COMPENSATION         UNDERLYING
                                            ------------------------       OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY ($)     BONUS ($)       SARS (#)     COMPENSATION ($)
---------------------------          ----   ----------     ---------     ------------   ----------------
Mark A. Samuels....................  2000    $220,000(1)    $63,250(1)      60,000           $3,117(2)
  Chairman and Chief                 1999     200,000(1)     50,000             --            3,082(2)
  Executive Officer                  1998     200,641(1)     30,000             --            3,073(2)
Keith D. Ignotz....................  2000    $180,833(1)    $40,425(1)      45,000           $2,880(2)
  President and Chief                1999     175,000(1)     43,750             --            2,880(2)
  Operating Officer                  1998     175,641(1)     26,200             --            2,880(2)
Thomas H. Muller, Jr...............  2000    $163,267(1)    $36,498(1)      30,000           $2,022(2)
  Executive Vice President,          1999     151,500(1)     39,500         26,000            1,814(2)
  Chief Financial Officer            1998     140,827(1)     19,500             --            1,471(2)
  and Secretary
Mark L. Faupel.....................  2000    $143,523       $24,000         20,000               --
  Vice President, Research           1999     132,769        26,800         55,000               --
  & Development                      1998     102,308(3)     28,700         55,000               --
Richard L. Fowler..................  2000    $117,173       $13,500         10,000               --
  Senior Vice President,             1999     111,200        10,296          9,000               --
  Technology Assessment              1998     108,000        16,200             --               --

---------------

(1) Messrs Samuels, Ignotz and Muller have deferred salary included in the listed compensation totals. The following amounts of salary were deferred:
    Mr. Samuels -- 1998 -- $8,333, 1999 -- $25,000 and 2000 -- $45,000; Mr.
    Ignotz -- 1998 -- $8,333, 1999 -- $25,000 and 2000 -- $30,833; Mr.
    Muller -- 1998 -- $5,000, 1999 -- $21,500 and 2000 -- $33,267. In 2000 the
    following bonus amounts were deferred: Mr. Samuels -- $31,625; Mr.
    Ignotz -- $20,213; Mr. Muller -- $18,249. In December 1999, subsequent to the signing of the third amendment of our agreement with Abbott, all deferred amounts through 12/31/99 were paid to Messrs. Samuels, Ignotz and Muller.
(2) Consists of insurance premiums for a term life policy, the proceeds of which are payable to each officer's named beneficiary.
(3) We paid Dr. Faupel $22,825 in 1998 for his services as an independent consultant before his employment.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table lists specified information concerning stock options granted during the fiscal year ended December 31, 2000 to the named executive officers. Options are granted under our 1995 stock plan. Under the stock plan, the options were granted with an exercise price equal to the fair market value on the date of grant. The options vest over 4 years and expire in 2010. In accordance with the rules of the Securities and Exchange Commission, the following table also lists the potential realizable value over the term of the options, which is the period from the grant date to the expiration date based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.

                        OPTION/SAR GRANTS IN FISCAL 2000

                                                INDIVIDUAL GRANTS
                            ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                             NUMBER OF       % OF TOTAL                                   AT ASSUMED ANNUAL RATES
                             SECURITIES     OPTIONS/SARS                                OF STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO      EXERCISE OR                    FOR OPTION TERM(3)
                            OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------------
                            GRANTED (#)    FISCAL YEAR(1)     ($/SH)(2)       DATE         5% ($)        10% ($)
                            ------------   ---------------   -----------   ----------   ------------   ------------
Mark A. Samuels...........     60,000           15.1%           11.25       5/24/10      $1,774,504     $2,425,776
Keith D. Ignotz...........     45,000           11.3            11.25       5/24/10       1,330,878      1,819,332
Thomas H. Muller, Jr. ....     30,000            7.5            11.25       5/24/10         887,252      1,212,888
Mark L. Faupel............     20,000            5.0            11.25       5/24/10         591,501        808,592
Richard L. Fowler.........     10,000            2.5            11.25       5/24/10         295,751        404,296

---------------

(1) Based on an aggregate of 398,500 options we granted in the fiscal year ended December 31, 2000.
(2) The exercise price per share of each option was equal to the last reported sale price of our common stock on the date of grant.
(3) The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table lists each of the named executive officers, information concerning option exercises during the year ended December 31, 2000 and the fiscal year end number and value of exercisable and unexercisable options:

                 AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND
                       FISCAL 2000 YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                            UNDERLYING UNEXPECTED         VALUE OF UNEXERCISED
                                                               OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                  SHARES       VALUE            12/31/00 (#)               AT 12/31/00 ($)(1)
                               ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
NAME                           EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           ------------   --------   -----------   -------------   -----------   -------------
Mark A. Samuels..............     1,000         $563(2)    284,504        62,355       $1,146,709       $     0
Keith D. Ignotz..............        --           --       224,004        13,855          979,834             0
Thomas H. Muller, Jr. .......        --           --       140,464        46,251          299,021             0
Mark L. Faupel...............        --           --        73,895        55,105           81,717        95,783
Richard L. Fowler............        --           --        58,136        17,293          143,039             0

---------------

(1) Based on a value of $7.375 per share, which was the last reported sale price of the common stock on December 29, 2000.

(2) Based on a value of $8.063, which was the last reported sale price of the common stock on the date of exercise, less the option price.

CHANGE OF CONTROL ARRANGEMENTS

     We have a compensatory arrangement with our executive officers that will result from a change of control of SpectRx, as defined below. Under the stock option agreements with each of our executive officers named in the summary compensation table, upon a change of control all options held by the officer will vest immediately. The committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee's employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive three month's severance or twelve month's severance as specified in the agreement for each executive officer, which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of SpectRx with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report is provided to stockholders by the members of the compensation committee of the board of directors:

     The compensation committee is responsible for making recommendations to the board of directors concerning salaries and incentive compensation for employees of and consultants to SpectRx. The compensation committee also has the authority and power to grant stock options to SpectRx's employees and consultants.

     The goal of SpectRx's compensation policies is to align executive compensation with business objectives and corporate performance, and to attract and retain executives who contribute to the long-term success and value of SpectRx. We operate under the following principles to achieve these compensation goals:

     - We pay competitively for experienced, highly-skilled executives:

      SpectRx operates in the competitive and rapidly changing medical device industry. Executive base compensation is targeted to the salary range paid to comparable executives in companies of similar size, location, and with comparable responsibilities. The individual executive's salary is reviewed annually based on individual performance, corporate performance, and the relative compensation of the individual when compared to the salary ranges of executives in other companies with similar responsibilities.

     - We reward executives for superior performance:

      The committee believes that a substantial portion of each executive's compensation should be in the form of bonuses. Executive bonuses are based on a combination of individual performance and the attainment of corporate goals. Individual performance goals are based on specific objectives that must be met in order for SpectRx to achieve its corporate goals. In order to attract and retain executives who are qualified to excel in the medical device industry, performance in excess of the corporate goals results in higher bonuses.

     - We strive to align long-term stockholder and executive interests:

      In order to align the long-term interests of executives with those of stockholders, SpectRx grants key employees, and particularly executives, options to purchase stock. Options are granted at an exercise price equal to the closing price of one share of SpectRx's common stock on the day of the date of grant and will provide value only when the price of the common stock increases above the exercise price. Options are subject to vesting provisions designed to encourage executives to remain employed by SpectRx. Additional options are granted from time to time based on individual performance and the prior level of grants.

COMPENSATION OF MARK SAMUELS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     During 2000, the compensation of Mr. Samuels was determined by applying the same principles discussed above, which are also used to determine compensation and bonuses for all executive officers. Mr. Samuels' bonus for 2000 was based upon a pre-determined set of goals approved by the compensation committee near the beginning of the bonus plan year. These goals included profitability, meeting budget targets and fund-raising. Mr. Samuel's compensation for 2000 is listed in the summary compensation table appearing on page 8.

SUMMARY

     The compensation committee believes that our compensation policy, as practiced to date by the compensation committee and the board, has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. Our compensation policy will evolve over time as SpectRx attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for SpectRx's products.

                                          Respectfully submitted,

                                          CHARLES G. HADLEY

                                          EARL R. LEWIS

     The above compensation committee report will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                         REPORT OF THE AUDIT COMMITTEE

     The following report is provided to stockholders by the members of the audit committee of the board of directors:

     The board of directors of SpectRx adopted a written audit committee charter, a copy of which is included as Appendix A to this proxy statement. All members of the audit committee are independent as defined in Rule 4200(a)(14) of the Nasdaq Stock Market's listing standards.

     The audit committee has reviewed and discussed with SpectRx's management and Arthur Andersen LLP, SpectRx's independent auditors, the audited financial statements of SpectRx contained in its annual report to stockholders for the year ended December 31, 2000. The audit committee has also discussed with SpectRx's independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The audit committee has received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Arthur Andersen their independence.

     Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission.

                                          Respectfully submitted,

                                          Charles G. Hadley, Audit Committee
                                          Chairman
                                          William E. Zachary, Jr., Audit
                                          Committee Member
                                          Earl R. Lewis, Audit Committee Member

     The information contained in the report of the audit committee will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                               PERFORMANCE GRAPH

     The graph below shows a comparison of total stockholder return for holders of our common stock from July 1, 1997, the date of our initial public offering, through December 31, 2000 compared with the Nasdaq Stock Market and the Nasdaq Medical Devices Index. This graph is presented pursuant to SEC rules and assumes all dividends have been reinvested in our common stock. We believe that while total stockholder return can be an important indicator of corporate performance, the stock prices of medical device stocks like SpectRx are subject to a number of market-related factors other than our performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the performance of other medical device stocks.

                                                       NASDAQ U.S.           NASDAQ MEDICAL DEVICES               SPRX
                                                       -----------           ----------------------               ----
6/30/1997                                                100.000                     100.000                     100.000
7/31/1997                                                110.535                     106.943                     100.000
8/29/1997                                                110.370                     107.289                     94.6429
9/30/1997                                                116.911                     118.085                     107.143
10/31/1997                                               110.820                     115.607                     116.071
11/28/1997                                               111.405                     113.445                     108.929
12/31/1997                                               109.452                     112.583                     96.4286
1/30/1998                                                112.919                     114.676                     114.286
2/27/1998                                                123.529                     122.334                     119.643
3/31/1998                                                128.095                     123.556                     123.214
4/30/1998                                                130.260                     123.561                     123.214
5/29/1998                                                123.023                     117.496                     100.000
6/30/1998                                                131.630                     117.239                     98.2143
7/31/1998                                                130.095                     114.226                     89.2857
8/31/1998                                                104.307                     92.9846                     67.8571
9/30/1998                                                118.778                     103.844                     64.2857
10/30/1998                                               123.997                     103.652                      50.000
11/30/1998                                               136.604                     117.647                     96.4286
12/31/1998                                               154.351                     126.048                     86.1571
1/29/1999                                                176.755                     132.551                     99.1143
2/26/1999                                                160.927                     123.225                     73.2143
3/31/1999                                                173.103                     133.664                     91.0714
4/30/1999                                                178.680                     144.665                     94.6429
5/28/1999                                                173.731                     144.796                     107.143
6/30/1999                                                189.363                     157.242                     110.714
7/30/1999                                                185.948                     162.162                     125.000
8/31/1999                                                193.811                     157.911                     116.071
9/30/1999                                                194.077                     148.807                     141.071
10/29/1999                                               209.632                     140.745                     133.929
11/30/1999                                               235.137                     152.379                     167.857
12/31/1999                                               286.842                     152.838                     170.543
1/31/2000                                                276.201                     154.605                     187.500
2/29/2000                                                328.680                     180.739                     252.686
3/31/2000                                                321.927                     179.091                     201.786
4/28/2000                                                270.773                     164.915                     182.143
5/31/2000                                                238.109                     165.577                     153.571
6/30/2000                                                279.890                     180.929                     150.000
7/31/2000                                                264.726                     179.965                     128.571
8/31/2000                                                296.004                     203.991                     123.214
9/29/2000                                                257.535                     205.097                     150.000
10/31/2000                                               236.288                     187.822                     117.857
11/30/2000                                               182.178                     161.141                     119.643
12/29/2000                                               172.588                     158.605                     105.357

     The information contained in the stock performance graph will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                              CERTAIN TRANSACTIONS

     On October 31, 1996, we loaned $200,000 to Mark A. Samuels, our chairman, chief executive officer and a director. The loan, which was made pursuant to a promissory note secured by our common stock and other securities, bears interest at the rate of 6.72% per year and becomes due and payable on the earlier of October 31, 2001 or 120 days after the date when he ceases to be our employee. The outstanding balance, including interest, as of March 31, 2001 was $259,360. Mark A. Samuels' largest aggregate amount of indebtedness outstanding to us in 2000 was about $256,000.

     On October 31, 1996, we loaned $200,000 to Keith D. Ignotz, our president, chief operating officer and a director. The loan, which was made pursuant to a promissory note secured by our common stock and other securities, bears interest at the rate of 6.72% per year and becomes due and payable on the earlier of October 31, 2001 or 120 days after the date when he ceases to be our employee. The outstanding balance, including interest, as of March 31, 2001 was $259,360. Keith D. Ignotz's largest aggregate amount of indebtedness outstanding to us in 2000 was about $256,000.

     On June 30, 1994, we loaned about $28,000 to Mark A. Samuels, our chairman, chief executive officer and a director in connection with his purchase of our common stock. The loan was made pursuant to a promissory note secured by the underlying stock, bears interest at the rate of 6% per year and becomes due and payable on December 31, 2001. The outstanding balance, including interest, as of March 31, 2001 was about $18,802.

     On June 30, 1994, we loaned about $21,000 to Keith D. Ignotz, our president, chief operating officer and a director, in connection with his purchase of our common stock. The loan was made pursuant to a promissory note secured by the underlying stock, bears interest at the rate of 6% per year and becomes due and payable on December 31, 2001. The outstanding balance, including interest, as of March 31, 2001 was about $29,316.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors has selected Arthur Andersen LLP, independent auditors, to audit our financial statements for the 2001 fiscal year ending December 31, 2001 and recommends that the stockholders ratify this selection. This firm has audited our financial statements since our inception. In the event of a negative vote, the board of directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of the majority of the votes cast will be required to ratify the appointment of Arthur Andersen LLP as our independent auditors for the year ending December 31, 2001.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.

                                 OTHER MATTERS

     We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by proxy as they, acting in their sole discretion, may determine.

     WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO STOCKHOLDER RELATIONS, SPECTRX, INC. 6025A UNITY DRIVE, NORCROSS, GEORGIA 30071.

                                          THE BOARD OF DIRECTORS

Dated: April 30, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the Board of Directors to be known as the audit committee. The audit committee shall be composed of not less than three directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. Each member must be able to read and understand financial statements. At least one member of the committee must have accounting or related financial management expertise. The composition of the committee will be reviewed from time to time by the Board of Directors.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors (if any), and the financial management of the corporation. The outside auditor has ultimate accountability to the Board of Directors and the audit committee, as representative of the stockholders.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Together with the Board of Directors, select, evaluate and, where appropriate, replace the outside, independent auditors to audit the financial statements of the corporation.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors, the company's internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review accounting and financial human resources and succession planning within the corporation.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     - Take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the outside auditor.

     - Insure that the independent auditors of the corporation provide adequate evidence of their independence, including requiring a formal written statement consistent with Independence Standard's Board Standard 1 regarding all relationships or services provided to the corporation which may impact their independence, and engage in a dialogue with the auditors with respect to such relationships or services.

     - Review and reassess the adequacy of this charter on an annual basis.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 SPECTRX, INC.

                      2001 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 23, 2001

    The undersigned stockholder of SPECTRX, INC., a Delaware corporation, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 28, 2001 and hereby appoints Mark A. Samuels and Thomas H. Muller, Jr. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 annual meeting to be held on May 23, 2001 at 10:00 a.m. local time, at the Drury Inn located at 5655 Jimmy Carter Blvd., Norcross, Georgia 30071 and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

    [ ]   FOR all nominees listed below (except as indicated)    [ ]   WITHHOLD
    IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE
      LIST BELOW:
           Mark A. Samuels, Keith D. Ignotz, Charles G. Hadley, Earl R. Lewis, William E. Zachary, Jr., Chris Monahan

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT ACCOUNTANTS OF SPECTRX FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001:

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

In their discretion, the proxies will vote upon any other matter or matters which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS, AND AS THE DESIGNATED PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                                  Dated:                  , 2001
                                                     ----------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature

                                                  (This proxy should be marked,
                                                  dated and signed by the
                                                  stockholder(s) exactly as his
                                                  or her name appears on this
                                                  proxy, and returned promptly
                                                  in the enclosed envelope.
                                                  Persons signing in a fiduciary
                                                  capacity should so indicate.
                                                  If shares are held by joint
                                                  tenants or as community
                                                  property, both should sign.)